EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2005, relating to the financial statements and financial statement schedules of Western Massachusetts Electric Company, appearing in and incorporated by reference in the Annual Report on Form 10-K of Western Massachusetts Electric Company for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
July 7, 2005